Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Quoin Pharmaceuticals, Ltd. on Form S-1 of our report dated March 15, 2023, except for Note 18, as to which the date is February 12, 2024, with respect to our audit of the consolidated financial statements of Quoin Pharmaceuticals, Ltd. as of and for the year ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
East Hanover, New Jersey
February 12, 2024